FINAL EXECUTION VERSION	Exhibit 10.1

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”), made and effective as of the 15th day of July, 2011 (the “Effective Date”), is entered into by Applied Natural Gas Fuels, Inc., having an address at 31111 Agoura Road, Suite 208, Westlake Village, CA 91361 (the “Company”), and Cem Hacioglu (the “Executive”).

W I T N E S S E T H:

WHEREAS, PNG Ventures, Inc. (“PNG”), the predecessor entity to the Company, and the Executive entered into that certain Employment Agreement dated February 1, 2009 (the “Original Employment Agreement”); and

WHEREAS, as of February 16, 2010, the Company and the Executive entered into an amendment to the Original Employment Agreement to reflect, among others, certain modifications to the Original Employment Agreement that the parties believed were necessary and appropriate in recognition of the Company’s emergence from bankruptcy proceedings under the terms of a Plan of Reorganization under Chapter 11 of the United States Bankruptcy Code (the “Plan”); and

WHEREAS, to reflect the significant contributions of the Executive to the Company, particularly noting the Company’s recent performance following its emergence from bankruptcy proceedings, effective as of the Effective Date, the Board of Directors of the Company (the “Board”) desires to extend the term of the Executive’s employment with the Company, as reflected by the terms of this Agreement; and

WHEREAS, intending this Agreement to completely and fully amend and restate the terms of Executive’s employment with the Company, the Company desires to employ the Executive and the Executive desires to be employed by the Company, on the terms set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties hereto hereby agree as follows:

1.           Term of Employment.  The Company hereby agrees to employ the Executive because of the unique and extraordinary services the Executive can render to the Company, and the Executive hereby accepts employment with the Company, on the terms set forth in this Agreement, for the period (the “Employment Period”) commencing on the Effective Date (the “Commencement Date”) and terminating on February 16, 2017, subject to earlier termination in accordance with the provisions of Section 5.

2.           Title; Capacity; Duties.

(a)         The Executive shall serve, on a full-time basis, as the President and Chief Executive Officer of the Company (and its subsidiaries).  In performing his duties hereunder, the Executive shall report to the Board and, in addition to the responsibilities and authority provided to the President and/or the Chief Executive Officer of the Company under the Company’s By-Laws, or as expressly provided by Nevada law, shall have such the responsibilities and authority as shall be delegated to him by the Board, commensurate with those of presidents and chief executive officers of companies of similar size and revenues.

(b)         The Executive hereby accepts such employment and agrees, using diligent efforts, to undertake the duties and responsibilities inherent in such position and such other duties and responsibilities as the Board shall from time to time reasonably assign to him, provided that such duties and responsibilities are substantially similar to those expected of the president and chief executive officer of a corporation of similar size and in a like or similar business to that of the Company.  The Executive agrees to devote all of his business time, attention and energies to discharging his duties hereunder.  The Executive agrees to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein which may be adopted from time to time by the Company.

3.           Compensation.

(a)         The Company shall pay the Executive, in regular bi-weekly installments consistent with the Company’s regular payroll practices, a base salary at the annual rate of $326,700, commencing on the Commencement Date, which shall be increased, on each December 31st following the Commencement Date and any annual anniversary thereof occurring during the Employment Period, by the greater of (x) 10%, or (y) the percentage increase in the cost of living for the metropolitan area in which the principal headquarters of the Company is located over the prior year (but in no event less than the prior year’s percentage increase) (the “Base Salary”).

(b)         The executive shall receive an annual performance-based bonus.  For performance years (as defined in Section 3(e) hereof) beginning with or within the Employment Period, the annual performance-based bonus shall be awarded provided the Company exceeds its annual EBITDA target for the year (to the extent EBITDA is defined and used by the Company in its annual financial statements), with EBITDA targets being set by the Board in its annual budget meetings taking into account the Company’s projected results for the year covered by the budget.  Subject to clause (i) below, the Board will discuss the applicable performance year’s budget numbers with the management in the last Board meeting of the immediately preceding performance year and agree on an EBITDA target that will trigger an award for a lump sum cash bonus of 5% of the Company’s EBITDA and an "equity" bonus in the form of an option to purchase that number of shares of the Company's common stock equal to 7% of the Company’s EBITDA (each, a "Bonus Stock Option," and together with the cash bonus, the “EBITDA Bonus”); provided, however that, the Executive shall abstain from any determination or vote affecting his own compensation if he then is a member of the Board.  The cash portion of an applicable EBITDA Bonus shall be paid to the Executive in a single lump sum within 2 ½ months following the end of the performance year to which such cash portion relates.  The Bonus Stock Option portion of an applicable EBITDA Bonus shall be deemed granted to the Executive as of the date on which the Company completes all corporate action necessary to effectuate the grant (the “Grant Date”); provided, however, that the Grant Date shall be the date on which the Board approves such Bonus Stock Option portion, provided that the applicable grant agreement between the Company and the Executive is executed reasonably soon thereafter.

(c)         Each Bonus Stock Option will vest fully on its Grant Date, will be exercisable at a price per share equal to the “Fair Market Value” (as defined in the Company’s 2010 Stock Incentive Plan) of a share of the Company’s common stock, will expire 10 years from its Grant Date and will be subject to such other terms and conditions as are set forth in the applicable grant agreement.  Further, notwithstanding any provision of this Agreement to the contrary, except in the case of adjustments covered by Section 11 of the Company’s 2010 Stock Incentive Plan, in no event may (i) the exercise price per share underlying a Bonus Stock Option ever be reduced after the Grant Date to less than the Fair Market Value per share as of the Grant Date or (ii) the number of share underlying a Bonus Stock Option ever be changed.  In the event of any conflict between the terms of this Agreement and the terms of the applicable grant agreement for a Bonus Stock Option, the terms of this Agreement shall prevail.

(d)         The Board may, in its discretion, grant an annual additional discretionary cash bonus or option (to purchase shares of the Company’s common stock) award to the Executive above and beyond any other bonus awards as set forth herein above.  Any such cash bonus award shall be paid to the Executive in a single lump sum within 2 ½ months following the performance year in which such award vests.  Any such option bonus award shall be granted at such times as the Board shall determine in its sole and absolute discretion, and shall satisfy the Fair Market Value and exercise price and share adjustment requirements of Section 3(c) hereof.

(e)         For purposes of this Agreement, the “performance year” is the calendar year beginning with or within each 12-consecutive-month period comprising the Employment Period.

4.           Benefits.

(a)         The Executive shall be entitled to participate in the Company’s life and disability insurance, health benefit insurance (with coverage extended to the Executive’s family) and retirement plans for its executive employees, in each case to the extent that the Executive’s tenure, age, health and other qualifications make him eligible to participate.

(b)         The Company shall reimburse the Executive for all reasonable travel (coach class air and business class hotel accommodations, where possible and solely as actually used), entertainment and other expenses incurred or paid by the Executive in connection with, or related to, the performance of his duties, responsibilities or services under this Agreement, upon presentation by the Executive of documentation, expense statements, vouchers and/or such other supporting information and compliance with such other procedures as are in effect from time to time for reimbursement of business expenses for all senior executive employees.  Such reimbursements shall be reported to the Company quarterly or more frequently, at the Executive’s election.  For flights in excess of 3 hours, business class air will be reimbursed.  Additionally, the Company shall reimburse the Executive or pay directly the Executive’s reasonable attorney’s fees in connection with this Agreement up to a maximum of $5,000.  Any reimbursement under this Section 4(b) shall satisfy the following requirements: (i) comply with any and all Company rules and regulations relating to the same; (ii) apply only to expenses incurred during the Employment Period (or, in the case of attorney’s fees, expenses incurred during the year in which this Agreement is executed); (iii) not be made unless the amount of expenses eligible for reimbursement in one taxable year of the Executive will not affect the expenses eligible for reimbursement in any subsequent taxable year of the Executive; (iv) must be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense was incurred; and (v) not be subject to liquidation or exchange for another benefit.

(c)         The Executive shall be entitled to the number of vacation days customarily accorded senior executive employees of the Company, but in no event less than four (4) weeks per year.

5.           Employment Termination.

(a)         The employment of the Executive by the Company pursuant to this Agreement shall terminate upon the occurrence of any of the following:

(i)
at the election of the Board without “cause” (as defined herein below), immediately upon written notice by the Board to the Executive; or at the election of the Executive, with “good reason” (hereinafter defined); or

(ii)	at the election of the Board for “cause,” immediately upon -written -notice by the Company to the Executive; or

(iii)	upon the Executive’s death or “disability” (as defined herein below), immediately, in the case of disability, upon written notice by the Board to the Executive.

(b)         For the purposes of this Agreement, “cause” for termination shall be deemed to exist upon (i) a reasonable and good faith finding by the Board as determined by it in its sole discretion, of a material and repeated failure of the Executive to provide his full business time and attention to his reasonably assigned duties for the Company (including, without limitation, unexcused failure to report for work) for reasons other than the Executive’s death or disability, or the Executive’s gross negligence or willful misconduct; which failure or deficiency remains uncured (if curable) for a period of thirty (30) days following written notice by the Board to the Executive which specifies the reasons for the potential cause determination; (ii) the material breach by the Executive of any of the provisions of this Agreement for reasons other than the Executive’s death or disability, which breach remains uncured (if curable) for a period of thirty (30) days following written notice by the Board to the Executive which specifies the reasons for the potential cause determination; (iii) the conviction of the Executive of, or the entry of a pleading of guilty or nolo contendere by the Executive to, any felony; (iv) the Executive having committed any theft, embezzlement, fraud or other intentional act of dishonesty involving the business of the Company; or (v) any adjudication in any civil suit, or written acknowledgment by the Executive in any agreement or stipulation of the commission of any theft, embezzlement, fraud or other intentional act of dishonesty involving any other person.

For purposes of this Agreement, “good reason” means, without the written consent of the Executive, (i) a material reduction by the Board in the Executive’s duties or position, (ii) a reduction of the Executive’s compensation or benefits as set forth in this Agreement, (iii) the relocation of the Executive’s principal place of employment, except as set forth herein or (iv) any other material breach by the Board of this Agreement.  Prior to a termination with good reason, the Board shall have thirty (30) days to cure the deficiency or deficiencies related to the potential good reason determination.

(c)         For purposes of this Agreement, the term “disability” shall mean (x) a disability (by reason of accident, illness, mental or physical cause) which in fact incapacitates the Executive from performing substantially the services contemplated herein for a period of three (3) consecutive months or for an aggregate of four (4) months during any twelve (12) month period during the term of this Agreement, or (y) a disability, the nature of which is such that in the opinion of a physician selected by the Board (and the Executive hereby agrees to submit to an examination by such physician), the Executive shall be incapacitated from performing the services contemplated herein for a period of three (3) consecutive months or for an aggregate of four (4) months during any twelve (12) month period during the term of this Agreement.  A termination by the Company pursuant to the provisions of paragraph 5(a)(iii) above, shall be treated as a termination without “cause” pursuant to the provisions of paragraph 5(a) (i) above.

6.           Effect of Early Termination.

(a)         In the event the Executive’s employment is terminated pursuant to Section 5(a)(i), the Company shall pay to the Executive, in addition to the “Standard Entitlements” (as hereinafter defined), (i) in a lump sum on the termination date, the Base Salary otherwise scheduled to be paid to the Executive for the lesser of: (x) the remainder of the Employment Period (subject to the percentage increases provided in paragraph 3(a)(x) hereof) and (y) three years; however, in no event less than one year; plus (ii) upon termination, the EBITDA Bonus (the cash portion payable in the form of a single lump sum and the Bonus Stock Option payable in the form of an option grant agreement) paid for the performance year (as defined in Section 3(e) hereof) immediately preceding the performance year in which the termination of employment occurs (the “Termination EBITDA Bonus”), for the lesser of (z) each performance year remaining in the Employment Period, beginning with the performance year immediately following the year in which the termination date occurs, and (aa) three years; however, in no event less than one year, with payment of the cash portion of each year’s Termination EBITDA Bonus being made in the form of a single lump sum between January 1st and March 15th of year immediately following the applicable one-year anniversary of the termination date and payment of the Bonus Stock Option portion of each year’s Termination EBITDA Bonus being made on a Grant Date as soon as reasonably practicable after the termination date; plus (iii) accelerated vesting of all other unvested options granted to the Executive.

For purposes of this Agreement, “Standard Entitlements” means accrued but unpaid (as of the termination date) Base Salary, accrued but unused (as of the termination date) vacation pay, approved but unreimbursed (as of the termination date) expenses, employee benefits that by their terms continue after the termination of employment, payable in accordance with the Company’s normal payroll practices, but in no event later than required under applicable law (the “Standard Entitlements Payment Schedule”); provided, however, that, employee benefits, if any, provided after the termination date shall be so provided only in accordance with the terms thereof, which shall for all purposes hereunder be deemed to be part of the Standard Entitlements Payment Schedule.  The exercisability of any Bonus Stock Option shall be governed by the terms of Section 3(c) hereof and the applicable grant agreement.

Upon receipt by Executive of such sums payable by the Company as provided in this Section 6(a), Executive (or his estate, as the case may be) will provide the Company with a confirmation of receipt of payment and, with respect to payments other than the Standard Entitlements, a general mutual release of claims, provided, however, that if the release of claims by the Company would diminish its rights under any insurance policy covering any related loss by the Company, then the Company may elect to waive the requirement that the parties deliver such releases.

(b)         In the event the Executive’s employment is terminated, at the election of the Company pursuant to Section 5(a)(ii), or for any other reason except as set forth in this Section 6, the Company shall pay to the Executive only the Standard Entitlements, in accordance with the Standard Entitlements Payment Schedule.  In such event, the Executive shall forfeit the right to receive any then ungranted Bonus Stock Options or other options (whether or not vested); provided, however, that the exercisability of any granted Bonus Stock Option shall be governed by the terms of Section 3(c) hereof and the applicable grant agreement.  Upon receipt by Executive of such sums payable by the Company as provided in this paragraph, Executive will provide the Company with a confirmation of receipt of payment and, with respect to payments other than the Standard Entitlements, a general mutual release of claims, provided, however, that if the release of claims by the Company would diminish its rights under any insurance policy covering any related loss by the Company, then the Company may elect to waive the requirement that the parties deliver such releases.

(c)         In the event the Executive’s employment is terminated pursuant to Section 5(a)(iii), the Company shall pay to the estate of the Executive, or to the Executive, as the case may be, the amounts payable in the case of a termination pursuant to the provisions of paragraph 6(a) above, with the Standard Entitlements being paid in accordance with the Standard Entitlements Payment Schedule.  The exercisability of any Bonus Stock Option shall be governed by the terms of Section 3(c) hereof and the applicable grant agreement.  Upon receipt by Executive (or his estate, as the case may be) of such sums payable by the Company as provided in this paragraph, Executive (or his estate, as the case may be) will provide the Company with a confirmation of receipt of payment and, with respect to payments other than the Standard Entitlements, a general mutual release of claims; provided, however, that if the release of claims by the Company would diminish its rights under any insurance policy covering any related loss by the Company, then the Company may elect to waive the requirement that the parties deliver such releases.

(d)         The Executive understands, acknowledges and agrees that he will not be entitled to receive, and will not receive, payment of any amounts described in Section 6(a)(i), (ii) or (iii) and shall forfeit any Bonus Stock Option or other option (even if vested), should he not execute and not revoke the general release described above, unless the requirement of a general release is waived by the Company.

(e)         Notwithstanding any provision of this Agreement to the contrary, should any payments contemplated hereunder constitute “excess parachute payments” within the meaning of Sections 280G and 409A of the “Code” (as hereinafter defined), such payments shall be reduced such that the remaining payments do not, either individually or in the aggregate, constitute excess parachute payments.  Payments of amounts exempt from Section 409A of the Code (as hereinafter defined), including, without limitation, Bonus Stock Option payments, shall be cut back first.  No cutback with respect to amounts constituting deferred compensation within the meaning of Section 409A of the Code (as hereinafter defined) shall be made if doing so would constitute an impermissible acceleration of deferred compensation under Section 409A.

7.           Breach of Contract by the Executive.

(a)         The Executive recognizes that the Company is entering into this Agreement in order to obtain the exclusive use of his personal services during the term hereof, that Executive’s services are of a special, unique, unusual, extraordinary, creative and intellectual character, and that the commercial success of the enterprise for which the Executive has been hired depends primarily upon the unique character of his services.  The Executive therefore agrees that the diversion of the Executive’s services to unrelated business endeavors during the term of this Agreement, in violation of this Agreement and without consent of the Company, shall be a material breach of this Agreement (which is deemed not curable).

(b)         The Executive further agrees that, in addition to any other remedies which may be available, the Company shall have the right to seek specific performance and injunctive relief, without the need to post a bond or other security, to enforce any of the rights and privileges of the Company or any of the covenants or obligations of the Executive hereunder, including, without limitation, the covenants and obligations of the Executive set forth in this Section 7.

8.           Non-Competition; Non-Solicitation.

(a)         During the term of the Executive’s employment by the Company, and until the latter of (x) one year from the date of termination of employment or (y) that period following the termination of the Executive’s employment for which Executive is provided any payments under section 6 of this Agreement (and for this purpose, all lump sum payments shall be deemed to cover the period covered by the lump sum payment) (the “Non-Compete Period”), the Executive shall not, directly or indirectly, as an individual proprietor, partner, stockholder, officer, executive, director, joint venturer, investor, lender, or in any other capacity whatsoever (other than as a holder of not more than one percent (1%) of the total outstanding stock of a publicly held company); engage in a business that competes with the business of the Company.

(b)         During the term of the Executive’s employment by the Company, and during the Non-Compete Period, the Executive shall not, directly or indirectly:

(i)
solicit or induce, or attempt to induce, any other person or entity having any continuing or periodic contractual relationship with the Company to terminate, reduce or materially alter their relationship with, or otherwise cease negotiations and/or business activity with, the Company; or

(ii)
solicit, divert or take away, or attempt to divert or to take away, the business or patronage of any persons who had a contractual relationship with the Company or with whom the Company was involved in negotiating any such relationship within six (6) months of the effective date of termination, and with whom the Executive, while employed by the Company, had significant personal contacts or relationships.

(c)         The restrictions contained in this Section 8 are necessary for the protection of the trade secrets, proprietary information and contractual relationships of the Company, all of which the Executive acknowledges may be disclosed to the Executive while in the Company’s employ, and are considered by the Executive to be reasonable for such purpose.  The Executive agrees that any breach of this Section 8 shall cause the Company substantial and irrevocable damage and therefore, in the event of any such breach, the Executive agrees that he will not be entitled to receive, and will not receive, payment of any amounts described in Section 6(a)(i), (ii) or (iii) and shall forfeit any Bonus Stock Option or other option (even if vested), and in addition to any other remedies which may be available, the Company shall have the right to seek specific performance and injunctive relief, without the need to post a bond or other security.

(d)         If any restriction set forth in this Section 8 is found by a court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic areas as to which it may be enforceable.

9.           Proprietary Information and Developments.

(a)         The Executive acknowledges -and agrees that due to the uniqueness of his position, information is available to him which is of such a highly confidential and proprietary nature as to constitute a trade secret, and any conduct by him which makes use of such information (except as part of the performance of his duties on behalf of the Company) would be a breach of his fiduciary duty to the Company.  Accordingly, and in furtherance of the terms of Section 8, the Executive agrees that all information and knowhow, whether or not in writing, of a private, secret or confidential nature concerning the Company’s business or financial affairs or business methods received by him from the Company or of which he became aware during the term of his employment (collectively, “Proprietary Information”), is and shall be the exclusive property of the Company.  The Executive shall not disclose any Proprietary Information to others outside the Company (except as part of the performance of his duties on behalf of the Company), or use the same for any unauthorized purposes, without written approval by the Company, either during or after his employment, unless and until such Proprietary Information has become public knowledge without fault of the Executive.

(b)         The Executive agrees that all tangible material containing Proprietary Information, whether created by the Executive or others, which shall come into his custody or possession during the term of his employment, shall be and is the exclusive property of the Company to be used by the Executive only in the performance of his duties for the Company, and to be returned to the Company upon the termination of his employment.

(c)         The Executive agrees that he shall not disclose or use information, know-how and records of the types set forth in paragraphs (a) and (b) above which constitute Proprietary Information of any third party with whom the Company has a contractual relationship which obligates the Company to maintain the confidentiality of such Proprietary Information, except to the extent such disclosure or use would be during the course of the performance by the Executive of his duties on behalf of Company and’ such disclosure or use does not constitute a breach of the contractual relationship between the Company with such third party.  Without in any way limiting the generality of the foregoing, the Executive agrees that any breach of this Section 9 shall cause the Company substantial and irrevocable damage and therefore, in the event of any such breach, the Executive agrees that he will not be entitled to receive, and will not receive, payment of any amounts described in Section 6(a)(i), (ii) or (iii) and shall forfeit any Bonus Stock Option (even if vested), and in addition to any other remedies which may be available, the Company shall have the right to seek specific performance and injunctive relief, without the need to post a bond or other security.

10.           Survival.  The provisions of Sections 6, 7, 8, 9, 10, 11, 16, 17, 18, 20, 21, 22 and 23 shall survive the termination of this Agreement for any reason.

11.           Arbitration.  Any controversy or claim arising out of or relating to this Agreement or the breach of this Agreement (except as otherwise set forth herein, including without limitation, as set forth in Sections 7, 8 and 9 hereof) that cannot be resolved by the Executive and the Company, including any dispute as to the calculation of the Executive’s bonuses or any payments hereunder, shall be submitted to arbitration in Los Angeles, California in accordance with California law and the procedures of the American Arbitration Association before a single arbitrator mutually acceptable to the parties.  The determination of the arbitrator(s) shall be conclusive and binding on the Company and the Executive and judgment may be entered on the arbitrator(s)’ award in any court having jurisdiction.  Notwithstanding the foregoing, this Section 11 shall not operate to preclude the Company from proceeding to adjudicate, in any court of competent jurisdiction, and not in any arbitral proceeding, any provision of Section 7, 8 or 9 hereof.

12.           Notices.  All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon delivery personally or to its address first above written.

13.           Entire Agreement.  This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

14.           Amendment.  This Agreement may be amended or modified only by a written instrument executed by both the Company and the Executive.

15.           Governing Law.  Except as preempted by applicable federal law, this Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of California (without regard to any principles in respect of conflicts of laws).

16.           Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors, permitted assigns, legal representatives and heirs; provided, however, that the Company may assign this Agreement and all of its rights and obligations hereunder, but that the obligations of Executive are personal and shall not be assigned by him and if the assignee of the Company does not honor the Company’s obligations described hereunder, the Company shall remain liable.

17.           Waiver.  No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right.  A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

18.           Severability.  In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable by a tribunal of competent jurisdiction, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

19.           Counterparts.  This Agreement may be executed in any number of counterparts, all of which, when so executed, shall be deemed an original but all of which together shall constitute one instrument.

20.           409A.  This Agreement shall be interpreted by all parties to comply with any applicable provisions of Section 409A of the Internal Revenue Code (the “Code”) and the Treasury Regulations promulgated thereunder.  Without in any way limiting the generality of the foregoing, it is the intent of the parties that all payments hereunder qualify, to the maximum extent possible, for exemption from the requirements of said Section 409A by reason of falling under one or more of the following exemptions from treatment as deferred compensation:  (i) the exemption for short-term deferrals set forth in Treas. Reg. Section 1.409A-1(b)(4); (ii) the exemption for certain separation pay plans set forth in Treas. Reg. Section 1.409A-1(b)(9)(iii); (iii) the exemption for bona fide vacation leave, sick leave, compensatory time or death benefits set forth in Treas. Reg. Section 1.409A-1(a)(5) (iv) the exemption for certain stock rights set forth in Treas. Reg. Section 1.409A-1(b)(5); or (v) the exemption for amounts excludible from income as described in Treas. Reg. Section 1.409A-1(b)(1).  To the extent that, notwithstanding such intent, it should be determined that said Section 409A applies to any payment under this

Agreement, such payment may not be accelerated other than as permitted by said Section 409A and the Treasury Regulations promulgated thereunder.  For purposes of this Agreement, (i) any installment payment of deferred compensation shall qualify as a separate payment for purposes of said Section 409A; (ii) if said Section 409A applies to any payment described in Section 6(a)(i), (ii) or (iii) (each, a “Severance Payment”), such Severance Payment shall not be made unless the termination of employment described therein qualifies as a “separation from service” within the meaning of said Section 409A and the Treasury Regulations promulgated thereunder (applying all of the default rules contained therein); and (iii) if said Section 409A applies to a Severance Payment, and as of the date of “separation from service,” the Executive qualifies as a “specified employee” within meaning of said Section 409A and the Treasury Regulations promulgated thereunder (applying all of the default rules contained therein), then the payment of such Severance Payment shall be delayed until the first business day after the lapse of six months after such date of separation of separation of service.

21.           Non-Disparagement.  Each party hereto agrees it will not during Executive’s employment with the Company or at any time thereafter, publicly disparage the other party.  Nothing in this Section 21 should be construed to preclude either party hereto from making truthful disclosures required by applicable law, regulation or order of court or governmental agency.

22.           Notices.  All notices, requests, consents and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given on the next business day if sent by private overnight courier service; on the fourth business day after mailing if by registered or certified mail: postage prepaid (return receipt requested and received); and on the day of delivery if by facsimile accompanied by facsimile machine-generated confirmation or delivered personally, to the Company and Executive at the address set forth in the introduction to this Agreement (or to such other address as either party shall designate by notice in writing to the other in accordance herewith).

23.           Indemnification.  The Company shall indemnify, defend and hold harmless Executive against any liability incurred by Executive as an employee of the Company.  The Company shall be obligated to pay the claims or expenses of the Executive required under this Section 23 including defense cost, directly to the third party to whom payment is due and owing, without the necessity of the Executive making such payment and seeking reimbursement from the Company.  For the avoidance of doubt, the provisions of this Section 23 shall survive the termination or expiration of Executive’s employment under this Agreement irrespective of the reason for such termination.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

APPLIED NATURAL GAS FUELS, INC.

By:	/s/ W. Phillip Marcum	/s/ Cem Hacioglu
Name:	W. Phillip Marcum	CEM HACIOGLU
Title:	Chairman of the Board of Directors,
by order of the Board of Directors